500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: Stephanie A. Heist
September 29, 2009	(302) 571-5259 sheist@wsfsbank.com

WSFS CONTINUES LEADERSHIP TRANSITION

Part of long-term succession plan,

Marvin N. Schoenhals will transition to Non-Executive Chairman

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced that WSFS Chairman, Marvin N. “Skip” Schoenhals, will assume the role of Non-Executive Chairman effective November 1, 2009 as part of the Company’s long-term succession plan.

In April 2007, Mark A. Turner assumed the roles of President, Chief Executive Officer and Director of both WSFS Financial Corporation and WSFS Bank, and Mr. Schoenhals continued to serve as full-time Executive Chairman of WSFS Financial Corporation and WSFS Bank.

Mr. Schoenhals will now transition to Non-Executive Chairman, retiring from full-time employment at WSFS Bank after exactly 19 years of leading the WSFS organization to world-class service levels and significantly increasing shareholder value during his tenure. Mr. Schoenhals will continue to function in a consultative role and engage in community relations and business development activities for the Bank, in addition to his responsibilities as Chairman.

“This is the right time to continue this transition and embark on the next chapter of my life and career with WSFS,” said Mr. Schoenhals. “I am delighted to have been given the opportunity to lead WSFS and work with Mark and the management team to create such an outstanding organization. I look forward to working with the Board and the Associates of WSFS in my new capacity.”

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500 Delaware Avenue, Wilmington, Delaware 19801

WSFS Continues Leadership Transition/Page 2

“We are all incredibly grateful for Skip’s talent, dedication and commitment to reinventing WSFS since the early 1990s to be the bank we know today,” said Mr. Turner. “I am honored to have worked side-by-side with Skip over the last 13 years and look forward to working with him in his new role as Non-Executive Chairman.”

Mr. Schoenhals joined WSFS in 1990 as President and Chief Executive Officer and was elected Chairman in 1992. In addition to his service at WSFS, Mr. Schoenhals is, and will remain, very active in several professional, business, community and advisory organizations, including serving as Chairman of the Sunday Breakfast Mission, Burris Logistics and Vision 2015, a coalition of Delaware leaders that created and are implementing a plan to make Delaware public education the best in the world. He also serves on the Board of Directors of the Delaware State Chamber of Commerce and is a member of the Delaware Business Roundtable and co-chairs the Roundtables’ Education Committee.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.6 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 37 retail banking offices located in Delaware and Pennsylvania, as well as four loan production offices in Dover and Lewes, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

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